FOR IMMEDIATE RELEASE

October 1, 2013

Contact:   Susan M. Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2013…..On October 1, 2013, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable December 16, 2013, to shareholders of record at the close of business on November 15, 2013.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

On October 1, 2013, the Board of Directors declared a dividend for the period commencing September 1, 2013 through November 30, 2013, of $0.4765625 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable December 16, 2013, to shareholders of record at the close of business on November 15, 2013.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Also on October 1, 2013, the Board of Directors declared a dividend for the period September 1, 2013 through November 30, 2013, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable December  16, 2013, to shareholders of record at the close of business on November 15, 2013.  Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-five industrial properties and one shopping center located in twenty-six states, containing a total of approximately 9.6 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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